EXHIBIT 3

STOCKHOLDER SHARES SUBJECT TO
STOCKHOLDER VOTING AGREEMENTS

	Beneficial Ownership
Name And Address Of Stockholder	Shares	Options*

Mark R. Templeton	777,275	72,499
Scott T. Becker	212,256	68,199
Joy E. Leo	2,332	254,687
Harry Dickinson	13,035	198,591
Brent N. Dichter	12,595	100,158
J. Callan Carpenter	2,000	61,750
Dhrumil Ghandi	0	127,426
Keith Hopkins	0	0
Neal J. Carney	20,486	114,947
Edward M. Boule	4,557	104,613
Lucio L. Lanza	20,194	71,353
Morio Kurosaki	0	7,662
Leon Malmed	0	36,645
R. Stephen Heinrichs	0	25,680
Robert P. Latta	0	17,290

* Figures reflect options exercisable within 60 days of August 22, 2004.